Exhibit 21.1

SUBSIDIARIES

DOMESTIC SUBSIDIARIES OF THE COMPANY:

NAME OF SUBSIDIARY	STATE OF INCORPORATION
Harland Clarke Corp.	Delaware
Checks In the Mail, Inc.	Delaware
HFS Scantron Holdings Corp.	New York
Scantron Corporation	Delaware
Harland Financial Solutions, Inc.	Oregon
HFS Research & Development, Inc.	Delaware
John H. Harland Company of Puerto Rico	Georgia
Harland Financial Solutions India, LLC	Delaware
Spectrum K12 School Solutions, Inc.	Delaware
Global Scholar, Inc.	Delaware
Global Scholar Sub I, LLC	Delaware
Global Scholar Sub II, LLC	Delaware
Excelsior Software, LLC	Texas

FOREIGN SUBSIDIARIES OF THE COMPANY:

NAME OF SUBSIDIARY	JURISDICTION
Harland Financial Solutions Worldwide Limited	Ireland
Harland Israel Ltd.	Israel
Scantron Canada, Ltd.	Canada
HFS Software India Private Ltd.	India
KUED Education Digital India Private Ltd.	India